Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of McEwen Mining Inc. for the registration of 45,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2024, with respect to the consolidated financial statements of McEwen Mining Inc., and the effectiveness of internal control over financial reporting of McEwen Mining Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
August 22, 2024	Chartered Professional Accountants Licensed Public Accountants